EXHIBIT 99.1


FOR IMMEDIATE RELEASE        CONTACT:       Suzanne Gibbons-Neff

                                            Suzanne@MaxWorldwide.com
                                            ------------------------
                                            203-858-1325


                  MAXWORLDWIDE PURCHASES SHARES IN PRIVATE SALE

New York, New York - August 13, 2002 - - MaxWorldwide, Inc. (NASDAQ: MAXW), formerly L90, the nation's leading independent company in online ad sales and representation and a leader in offline direct marketing, today announced that it purchased in a private sale 5,293,639 shares of the Company's common stock owned by John Bohan, a former director and its former President and Chief Executive Officer. The aggregate purchase price is approximately $2.65 million, or $0.50 per share. In addition, the Company has agreed to purchase an additional 303,333 shares from Mr. Bohan, subject to certain conditions being satisfied. The purchase price for these additional shares is also $0.50 per share.

MaxWorldwide also announced it will hold its 2002 Annual Meeting of Stockholders on September 27, 2002 or as soon as possible thereafter. Only stockholders of record as of the close of business on August 14, 2002 will be entitled to vote at the Annual Meeting.

About MaxWorldwide
MaxWorldwide is the leading independent company in online advertising sales and representation and is a leader in offline direct marketing. MaxWorldwide consists of three divisions - MaxOnline, MaxDirect, and MaxCreative.

MaxOnline's advertising solutions include media sales across a portfolio of top brand web sites and targeted channels, strategic marketing and creative services and specializes in online direct marketing which includes email and opt-in list management. MaxDirect partners with traditional direct marketing companies and provides innovative list management, alternative media services, and superior data analytics. MaxCreative is MaxWorldwide's in-house design group that has a diverse background in online and offline creative development.

Headquartered in New York City, MaxWorldwide has additional offices in Valhalla, NY, Miami, Detroit, Chicago, Plymouth, MN, Los Angeles, San Francisco, and Seattle. For more information please visit our web site: www.maxworldwide.com.

Safe Harbor Statement
This press release includes forward-looking statements concerning MaxWorldwide that involve risks, uncertainties and assumptions about MaxWorldwide. All statements other




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than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. MaxWorldwide does not assume any obligation, nor does MaxWorldwide intend, to update any of these forward-looking statements.


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